Exhibit 99.1

PETMED EXPRESS, INC.
QUARTER ENDED DECEMBER 31, 2022
CONFERENCE CALL TRANSCRIPT
FEBRUARY 6, 2023 AT 4:30 P.M. ET

Operator

Good afternoon everyone and thank you for joining the PetMed Express Third Quarter Earnings Conference Call.

I would now like to pass the conference over to our host, Mr. Brian Prenoveau, Investor Relations. Sir, the floor is yours now.

Brian Prenoveau

Thank you, Operator and I’d like to welcome everybody here today to the PetMed Express Fiscal Third Quarter Earnings Call.

Certain information that will be included during this call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended, that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions, we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual results could differ materially from those projected.

There can be no assurance that any forward-looking results will occur or be realized, and nothing contained in this presentation is, or should be relied upon as, a representation or warranty as to any future matter, including any matter in respect to the operations or business or financial condition of PetMeds. PetMeds undertakes no obligation to update publicly these forward-looking statements based on subsequent events, except as may be required by applicable law, regulation, or other competent legal authority. We have identified various risk factors associated with our operations in our most recent Annual Report and other filings with the Securities and Exchange Commission.

Also, during the course of today’s call, the Company will be discussing one or more non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in the press release we issued this afternoon.

Now, let me introduce our CEO and President, Matt Hulett. Matt?

Matt Hulett

Thank you, Brian.

Thank you for making the time today to participate in our earnings call.

For anyone new to the PetMed Express company and story, PetMed is a company that delivers prescriptions and non-prescription medications, food, supplements, supplies and vet services direct to the consumer. Our expert online pharmacy is an established and trusted brand, as evidenced by the fact that we have served over 11 million pet parent customers over our Company’s 26-year operating history.

PetMeds is a leading pet retailer for both prescription and non-prescription medication. We have a loyal customer base of pet parents that value our brand, service, and quality. However, we believe our Company and this industry can be more to the millions of pet parents across the country, and our goal is to be the market leader in pet wellness and healthcare, or as we like to say, be the trusted pet health experts because we believe every pet deserves to live a long, happy, and healthy life.

We will be walking through the following components in today’s earnings call: one, an update on our strategic roadmap, including our recent agreement to acquire PetCareRx; two, a detailed review of our full year Q3 earnings; and three, an overview of our go-forward thoughts related to our capital allocation strategy. From Management’s perspective, we are pleased with our results this quarter, as well as the progress we have made on the Company transformation.

Next slide, please. Over this last year, PetMeds has been in a rebuilding mode, with a new and experienced Management Team, an updated strategy, and a revised overall approach to the market as we transition to a growth-oriented business. I will provide an overview of our third quarter results, and then our CFO, Christine Chambers, will go into greater depth later in the presentation on our financial performance.

Third quarter sales were $58.9 million compared to sales of $60.7 million for the same period the prior year. While this equates to a decrease in sales of 3% year-over-year compared to a double-digit decline in Fiscal Year 2022, one of the reasons that we are pleased with the quarter was that we saw an increase in net new customers of 9% year-over-year. This is an important milestone for the Company since we have not seen an increase in net new customers since Q1 of 2021.

Most importantly, we achieved this while staying disciplined in terms of our customer acquisition efficiency metrics. Our new customer count for the quarter was approximately 72,000 compared to 66,000 in the prior year, and our LTV to CAC for the quarter was 1.6. Our average order value was $88, relatively flat to last year and last quarter.

We also saw continued growth in the recurring revenue side of our business. Our AutoShip and Save Program continues to grow and expand, and approximately 42% of our revenue was recurring revenue derived from our AutoShip Subscription Program during the second quarter. This part of our business increased 8% on a sequential basis and doubled year-over-year. AutoShip continues to be an important strategic lever for PetMed, especially considering that the focus of PetMeds’ business has historically been solely focused on the prescription refills business.

Later in this presentation, we will walk through in detail our product catalog expansion strategy, especially as it relates to our agreement to acquire PetCareRx. We believe that there are clear expansion opportunities for more customer engagement in the non-medication space, which will increase our pet parent wallet share, generate more recurring revenues, and lead to an increase in customer lifetime value. Simply put, with a broader catalog assortment, we see an opportunity to attract new customers while selling more to our existing customers.

We have previously discussed what the Company strategy has been historically and what it will be going forward. PetMeds is shifting from being simply a leading pet medication retailer to being the pet health experts, a market leader in pet healthcare expertise. We want to be every pet parent’s go-to destination for holistic health and wellness, from nose to tail, and be that go-to destination over a pet’s entire lifecycle.

On that journey to becoming trusted pet health experts, we believe the strong relationships we’ve established with pet parents through pet medication prescriptions is an entryway to providing them with further goods and services, including prescription food, televet services, supplements, and soon, pet insurance. The four points of our pawprint are medication, care, nutrition, and wellness. We view these points as being key to building a differentiated brand and experience to pet parents everywhere.

We recognize the shifts that are occurring in the regulatory landscape, which led us to our first big investment, pet telemedicine. Our investment in and partnership with Vetster enabled PetMeds to become what we believe to be the first pet retailer to offer pet telemedicine at scale. VetLive, our new co-branded offering with Vetster, connects pet parents to thousands of licensed veterinarians providing quality online vet services through video chat appointments 24/7, and is exclusive to the PetMeds platform. We see the virtualization of vet services as being a key pillar of the pets business and a differentiator in the pet space. VetLive is a strategic advantage that will continue to develop as regulation changes and as consumer education and awareness develops.

The pending acquisition of PetCareRx represents a significant opportunity to expand our PetMeds catalog with a broader set of consumable products and nutrition. PetCareRx’s catalog offerings include over 13,000 of the best non-medication health and wellness products, including food, supplements, and other similar products. They also bring us an incremental distribution center capability outside of our core medication distribution.

We have been rapidly filling in the strategic pieces of our strategy to take advantage of a growing industry, which is the topic of our next slide. As we have covered in our previous earnings calls, PetMeds operates in a growing addressable market. Because of our pending acquisition, partnerships, and core improvements in the PetMeds business, PetMeds is now able to actively participate in a broader addressable market across the pet wellness space.

With our investments in vet care and a broader product selection, we are in an enviable position to gain market share and expand our relationship with our customers. Over time, we expect our revenues to be more diversified as we address a broader range of pet parents’ needs.

Management is excited about how we have positioned PetMeds to be a growth company. The pet space has proven to be a resilient vertical, even in recessionary times. Pet parents see their pets as an extension of their own families and increasingly demand premium pet care options.

Here are some reasons why Management is excited about PetMeds’ growth opportunities from a macro perspective:

1.Pet parents are less likely to reduce their pet purchasing budget, especially in the consumable and medication categories.

2.U.S. household pet ownership has increased over time and today, 70% of U.S. households now own a pet. Those pet parents will need and seek health and wellness care provided by a trusted brand.

3.Consumers also now expect everything to be real-time, fast, and digital, a trend impacting every industry. The e-commerce channel continues to expand rapidly. We expect the pet vertical to follow this expansion, just like we have seen in other digital e-commerce verticals. Today, our addressable market is largely dominated by offline sales, but we see the growing trend to purchase online as an opportunity which will be very favorable for us.

4.We also see a real trend towards the digitization of pet healthcare, just like we have in human health. Pet parents are thinking through the entire spectrum of their pet’s care, from diet to veterinary services, from infancy through old age, and they’re examining the channels through which they access those products and services.

We believe PetMeds is uniquely positioned to take advantage of these trends. By focusing on total wellness, we can offer products and services to pet parents that are diet- and health-focused in the areas of pet medication, premium prescription and non-prescription food, supplement, and televet services.

Before we dive into the quarterly financial results, I want to remind our stakeholders of several important achievements that signal the beginning of the transformation of PetMeds into a growth business.

Net new customer growth: year-over-year customer growth shows the vitality of any growing business and we share good news on this front on today’s earnings call. As we expand our product catalog over the longer term, we anticipate that PetMed Express will benefit from having a higher LTV and more operating leverage to acquire customers at scale.

More subscription revenue: we have seen substantial progress here and will continue to see more recurring business that enables PetMeds to be a more predictable business model, with higher LTV and increased loyalty.

Sell more non-medication products: the expansion of our product catalog and services has been a key initiative for us. We decided to turbo-charge this effort through the pending acquisition of PetCareRx. PetMeds will benefit by having more recurring sales, increased regular visits, thus delivering a higher LTV. Our customers desire a wider selection from us, and we look forward to working with the PetCareRx team once we close the transaction to work towards these expansion opportunities.

Unique and differentiated services via digital-based healthcare services: our goal is to continue to move more health and wellness services online, with our long-term perspective that this will be driven by pet medications and veterinary care.

Our next slide summarizes how these products and services are tied together.

PetMeds is uniquely positioned at the starting point with a highly regulated and complex pharmaceutical segment of the pet industry. Last month, we announced the agreement to acquire PetCareRx, a leading supplier of pet medications, premium food, and supplies. The combination of the two long-operating companies will greatly impact the longevity and happiness of pets on a larger scale.

PetCareRx has been operating as a privately owned pet health and wellness company for over 20 years. The acquisition is intended to provide the following advantages: a greatly expanded addressable market beyond our current pet medication market; immediate revenue and customer growth; and greater non-medication sales for the core PetMeds business.

We are confident that we will see similar expansion of buying behavior with our PetMeds customers and will rapidly move the supplier relationships and products from the PetCareRx portfolio over to PetMeds over the next several quarters. Once the transaction closes, PetMeds will be working towards integrating the PetCareRx brands and catalog under the PetMeds e-commerce platform. Longer term, the win for pet parents and our stakeholders is that PetMeds will now be able to service a wider range of products and services, or what we like to refer to as “from nose to tail.”

Offering an expanded catalog to our recurring customers is a great place to start but that alone doesn’t create an adequate moat around the PetMeds business. As a result of consumer demand, we believe strongly that pet health services will become more digitally enabled, a trend that we have already seen in human health. We are very excited about our strategic relationship and minority ownership stake in Vester, our exclusive partner that accelerated our entry into the virtual telehealth and telemedicine space.

We also believe pet telemedicine is going to be a huge trend over time, not unlike what we have seen with other services like online and mobile food and delivery services.

There are a slew of innovations that you can expect to see from PetMeds as we integrate the technology from our various partnerships in unique, differentiated and bespoke ways, and all of these efforts are designed to provide high efficacy outcomes for pets to live healthier and happier lives. Expect to see more innovations and product catalog extensions over the coming quarters that will deepen the benefit of our strategic pillars.

I would like to now turn the call over to Christine to walk you through our Q3 financial performance and the Company fundamentals. Christine?

Christine Chambers

Thank you, Matt.

PetMeds has a strong set of core assets and capabilities, that we plan on leveraging to spur growth in the PetMeds business. PetMeds maintained a strong balance sheet of over $102 million of unrestricted cash as at December 31, 2022. Our brand is widely known and trusted. Our market research indicates that 55% of U.S. pet parents are aware of the PetMeds brand. Having a strong brand takes years to develop and our customers tell us they look at PetMeds as their trusted pharmacy and pet medication expert.

We have one of the largest direct-to-consumer vet networks in the online retail space, with over 70,000 veterinarians that we’ve worked with over the Company’s history. Because of our industry-leading service relationships with vets, our prescription medication authorization rates are the highest they’ve ever been, which speaks volumes to the level of veterinary cooperation that we receive on a daily basis.

Our customers love our brand and our service. Our NPS score is over 80, which puts us in the upper quartile, alongside some of the most beloved brands in the world. We provide a 100% satisfaction guarantee to our customers, and we go the extra mile with genuine, empathic, and expert service.

As Matt previously mentioned, our AutoShip Program continues to grow and expand. Approximately 42% of our revenue was recurring revenue derived from our AutoShip Subscription Program during the third quarter. This is an 8% increase on a sequential basis.

I also want to say that I’m really excited with the speed at which we’ve begun to see business improvement. Investment in G&A has provided greater transparency, smarter decision-making, and better analytics.

Let me turn to our financial results for the quarter ending December 31, 2022, our third fiscal quarter 2023. My remarks will compare this year’s quarterly results to the same quarter last year.

Third quarter revenue was $58.9 million compared to revenue of $60.7 million in the same period last year. While this is a decrease of 3%, there is an important milestone to highlight: net new customer growth. We welcomed approximately 72,000 new pet parents this quarter, compared to 61,000 in the prior quarter and 66,000 in the prior year. This represents growth of over 9% year-over-year and an increase of 18% sequentially.

We have actively targeted acquisition of lapsed customers through competitive promotions in the quarter to drive new customer acquisition. Repeat sales of $53 million for the quarter decreased 4% compared to repeat sales of $55 million in the same period last year.

Gross profit as a percentage of sales was 25.9% compared to 29.2% in the same quarter last year and 28.2% in the prior quarter. The decline in gross profit was primarily due to higher seasonal promotions during the quarter, as consistent throughout the industry. Our promotional activity, however, was specifically focused on reactivating our large base of lapsed customers.

With a more modern marketing stack and refreshed Marketing Team, we will lean into optimizing this customer base, and fully expect to cross-sell additional catalog to these customers in the future. While we’re always evaluating our promotional strategies, we don’t expect to repeat the deep promotions that we offered this past quarter to re-engage this specific customer set.

G&A increased $2.9 million year-over-year, but when normalized for non-operating costs relating to the pending PetCareRx transaction, G&A increased $2.3 million year-over-year. This is due to an increase of $1.4 million related to payroll expenses, which includes $400,000 related to stock compensation, $500,000 related to the third-party resources, and some increases in software expenses in other G&A.

With the exclusion of non-operating items, we do not expect G&A to continue to increase at the same rate next fiscal year. We believe that the right team is largely in place now and that G&A will be fairly flat exiting Fiscal Year 2023, and going forward. Please note, that as we push to close the acquisition in the fourth quarter, we will expect to see additional acquisition-related expenses.

We received and accrued for a sales tax assessment in the second quarter of Fiscal Year 2023. Based on the assessment received, the Company initiated a process to evaluate the potential for further sales tax contingencies. The result of this evaluation could have a material impact on the Company’s financial statements. We expect to complete the review in the quarter ending March 31, 2023, and we will provide a further update after we complete our full analysis.

Net income was breakeven for the third quarter and zero cents per diluted share, and includes $500,000, or $0.02 per diluted share, for items not indicative of our ongoing operation. This is compared to $4.3 million or $0.21 per diluted share for the same quarter last year.

Adjusted EBITDA for the quarter was $2.7 million compared to $7.6 million in the same quarter last year. The year-over-year decline reflects a decline in gross margin and targeted increases in G&A.

As we look forward, we’ll be primarily focused on closing and integrating the pending acquisition and driving returns on the recent investments. Management believes that the organic and inorganic investments that we’ve made over the last year in the business are sufficient to drive long-term sustainable growth going forward. Therefore, being focused on operating execution and integration is paramount in order to realize those future returns.

Now, I’d like to talk about the pending PetCareRx acquisition. We covered some of this material in our Analyst Day in January but we’d like to reiterate the structure and strategic rationale for the transaction: total consideration of $36 million; trailing 12-month revenue of $42 million; 200,000 customers; more than 10,000 brands and product SKUs; around 80 employees and a headquarters and distribution center located in Long Island, New York; and gross margins approximately the same as PetMeds.

As mentioned, we expect the deal to close this quarter. While the PetCareRx brand will continue to operate independently as part of the PetMeds wellness and consumables business, it’s expected to immediately deliver top line revenue growth. Over time, we expect it to be bottom line accretive as we leverage synergies and streamline infrastructure.

Now, I’d like to discuss our capital allocation. As we transform the PetMeds business, the acquisition of PetCareRx is the first catalyst that provides immediate growth as well as the ability to spend more in variable marketing as we work to sell more products to our customer base. Over the long run, Management remains committed to driving total shareholder return. As such, for the third quarter, we will pay a dividend at the same rate as we have in prior quarters at $0.30 per share.

Consistent with prior practice, the Board will evaluate the declaration of dividends on a quarterly basis as part of our normal quarterly business cycle. In addition, Management strongly believes that investors will see a higher return over the long term through stock appreciation with a growing company in a growing market.

With that, I’ll turn the call back to Matt.

Matt Hulett

Thanks, Christine.

Again, Management is very encouraged by the performance of the business this quarter, as well as the impressive acceleration and the long-term business drivers. We announced today that PetMeds is poised for growth. As we have stated over the last several quarters, PetMeds is pursuing a vertical specialty retailer strategy. We aim to be pet parents’ trusted pet health expert. We have been sharing our strategy with your for a little over a year and we have substantially filled in the pieces to build an enduring, profitable, and growing pet health company.

To be crystal clear on the measures for success:

•Net new customer growth.

•More subscription revenue. We have seen rapid progress here and will continue to see more recurring business that enables PetMeds to be a more predictable business model.

•Sell more non-medication products via product catalog expansion.

•Unique and differentiated services via digital-based healthcare services and veterinary care. We will continue to add more virtual care and wellness services that will contribute to greater loyalty or less customer churn.

•Uniqueness in the market. With over 2 million unique customers, we are a well-known and trusted brand, and we operate in a market that is resilient to economic headwinds.

•We have a strong balance sheet that provides us with the financial flexibility to take advantage of a large and growing market.

We are excited to welcome our new pack (phon) members, PetCareRx. PetMeds’ job is certainly not done. We will be working hard to integrate, execute, and go to market with these new assets and initiatives.

This ends our prepared remarks. Operator, we are now ready to take questions.

Operator

Thank you. Ladies and gentlemen, at this time, we will be conducting a question-and-answer session.

Our first question comes from the line of Erin Wright with Morgan Stanley. Please proceed with your question.

Erin Wright

Great. Thanks for taking my questions.

First, how should we be thinking about—and congrats on the new customer growth, but how should we be thinking about new customer growth in the coming quarters? Do you think that we’ve hit an inflection point here? Are there any other factors that we should be thinking about in terms of that quarterly progression? Thanks.

Matt Hulett

Thanks for the question, Erin. I’ll take that one.

Yes, we’re pretty excited that we saw net new customer growth for the first time in 2.5 years. A couple things are going on behind that number.

One is, one of the interesting things about PetMeds versus an early-stage business is that we’ve got a huge database of customers that up until recently we really didn’t have a lot to talk to about, so we’ve done a much better job of re-engaging lapsed customers. As you may recall, we changed the definition of our new customers to anyone that’s purchased with us in the last three years, and so we’re doing more specific targeted offers to our lapsed customer base, which we have found largely as being very CAC-efficient, customer acquisition-efficient. So that’s kind of one theme in the future, Erin, that you’ll see from us.

The second theme is a little bit of what you heard around the thesis around PetCareRx and the expansion of our non-medication catalog. While CAC, overall, in our space has generally flattened in terms of trends, in terms of CAC trends, we do see an opportunity to increase lifetime value as we start selling more products to both the net new customers that we are bringing on, but also existing.

So I think the trends that you’ll see from us are probably less in terms of gross margin hit related to reigniting of lapsed customers but more focus on getting those customers to purchase more from us. So, on a go-forward basis, we are leaning more optimistic about our ability to grow our customer base. I hope that answered your question.

Erin Wright

Great. Yes, no, thanks, that was great color.

Then, also, looking at just underlying demand trends across your customer base, whether it’s the dynamics around the upcoming flea and tick season, what you’re seeing in terms of consumer behavior around trade-down dynamics, what are you seeing in the sort of macro-environment just from an underlying demand perspective?

Matt Hulett

Yes, it’s a great question, Erin, and that’s such an important question for us.

As you know, we are a seasonally driven business, highly weighted towards the flea and tick season. I think this season is going to be very different than last season. I think last season was very abnormal on many different vectors. It was very unseasonably cold. We are looking very carefully at what we’re seeing in the vet channel, and also macro-economically with our supplier partners.

We are cautiously optimistic that the flea and tick season will be much better than it was last year. I think it would be very difficult to say it would be worse, but it’s too early to tell. I don’t think you’re going to see as cold as temperatures as we did last year, but we’re staying very attuned to all the macro data.

In terms of trade-downs, we are not seeing trade-down behavior in our business. As you know, we are very medication-focused and very prescription-focused in terms of the weighting in our business, and those customers, particularly diet- and health-focused customers, generally will stick with the brands that they love. Whether their favorite flea and tick brand or if it’s a skin brand, whatever it is, we don’t see consumers wanting to trade down, which is good news for us, and I would say that trend will likely continue. We’re relatively recessionary resilient. We haven’t seen a lot of trade-down behavior.

So, in terms of the macro, we’re going to stay very focused. Obviously, as we get into March, that’s when sales historically have increased for flea and tick, and we’ll be watching very carefully around seasonality, around temperatures. Did that answer your question, Erin?

Erin Wright

Yes. Thank you so much. Appreciate it.

Matt Hulett

Thank you.

Operator

Our next question comes from the line of Corey Grady with Jefferies. Please proceed with your question.

Corey Grady

Hi, and thanks for taking my question.

I wanted to follow up on that and just talk about other factors that impact customer growth. We’ve seen vet industry visits down over the past year, and this is kind of a seasonally weak quarter for flea and tick. You added customers by activating lapsed customers. Maybe you can talk about what you’re seeing in the market in terms of customer intent and how you’re thinking about trends that might impact customer growth over the next year. Thanks.

Matt Hulett

It’s a great question.

In terms of the reignite of the existing lapsed customers, really that’s a new conversation. That’s why we changed the definition. We have a huge opportunity and what we’ve got is a lot of interesting net new data around what those customers want from a brand like PetMeds, and so it’s almost the way we think about it as having a completely new conversation. Some of those customers actually have a strong affinity obviously to the brand, but they haven’t really been introduced to us in a while, and so we’re treating them like they’re new customers because they are new customers.

Those customers that are new seem to want a one-stop-shop, one place to get more of their products versus just one item. That could be—and this is speculation—related to inflationary concerns, it could be pre-recessionary concerns, but going to one place to get all of your needs is a developing theme, and we’ve seen this in other e-commerce retailers.

In terms of the net new components to the strategy for both the existing customers as well as new, it’s hard to predict a customer acquisition trend, it’s a dynamic marketplace, but we’ve certainly seen those trends flatten in terms of increase in overall customer acquisition. Our customer acquisition costs on an absolute basis have been relatively flat, but we see a lot of interesting demand, which was the thesis for PetCareRx, to add more premium products like prescription food and premium food to the mix.

So, longer term, we see an opportunity to potentially lean into customer acquisition costs and expand our customers more rapidly, but, again, we are not in a position to comment on that yet. We haven’t closed PetCareRx, and we’ll focus very much on digesting the acquisition and working with that team and executing. Corey, did I answer your question?

Corey Grady

Yes, you did. That’s really helpful.

For my follow-up, I wanted to just get some more color on gross margin. You talked about going forward focusing less on promos and more on cross-selling. How should we think about gross margin for Q4 and into next year? Thanks.

Matt Hulett

Thanks, Corey. Christine, would you mind answering that question?

Christine Chambers

Yes, thanks, Corey, for the question.

As I mentioned on the call, our gross margin in the quarter was really impacted by the targeted acquisition of those lapsed customers, and we really did lean into that with some of the sort of one-time promotions. That was an intentional move on our part to acquire those customers because of the opportunity that we see with cross-selling products and expanding the sort of portion of that customer’s basket going forward.

As I mentioned, there’s that, and also I would say that there was some—we often have co-op rebates that hit our cost of goods sold and those can vary from quarter to quarter. Now, both of those things negatively impacted gross margin this quarter, and we really don’t expect those to repeat to that extent going forward, and so we do expect to see our gross margin more in line with kind of the historic trends that we’ve seen in the past.

Corey Grady

Got it. Thank you.

Matt Hulett

Thanks, Corey.

Operator

Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed with your question.

Anthony Lebiedzinski

Good afternoon, and thank you for taking the questions.

Certainly nice to see new order sales growth in the quarter here. Your repeat sales or reorder sales were down about 4%. So, going forward, do you expect—obviously, your repeat sales drive around 90% of your total revenue, so how are you thinking about maintaining that repeat base of customers? Do you expect to perhaps be more promotional to those customers, or how are you just broadly thinking about that and making sure that you’re at least able to maintain those repeat customers?

Matt Hulett

Yes. Anthony, thank you for that question. Christine, why don’t you answer the overall returning revenue trends and then I’ll follow up with maybe a strategy answer?

Christine Chambers

Yes, that sounds great. Hey, Anthony, great question.

As we look at the returning customers, you’re right, we did see that 4% decline year-over-year. If you look at that contextually within the last six quarters, that’s the lowest decline that we’ve seen year-over-year than we’ve seen like I say over the last six quarters. So we really do see some of the trends starting to change there and actually starting to see less of a decline in that customer base.

Then, of course, as we’re thinking about the new customer acquisition and building sort of the top of the funnel, and then having the repeatability with our AutoShip Program as well as that expanded catalog, we really see that opportunity to drive greater stickiness.

I’ll hand back to Matt because I know he’ll have some additional comments here.

Matt Hulett

Thanks, Christine. No, you actually added a couple elements that I was going to add.

Anthony, I would say that we don’t have a lot of shots on goal with our customers today, meaning primarily our customer engagement is over a year around prescription refills, and so that gives ample opportunity for customers to not engage with us and not have re-engagement and likely either go to another retailer or actually forget that they’re on some type of program with us, and so we’re looking to get more engagement with those customers through AutoShip, but also through selling more products.

We think selling more products and AutoShip is kind of a one-two-punch to answer that question because there is more competition in the market but also our customers want more products from us, and so we think the advent of those two things will really help bolster and stabilize the returning base over time.

Then, as I’ve mentioned, more speculative investments that we’ve made on pet telemedicine I think are going to be really interesting to see how over the long term the regulatory environment changes but also how customers view PetMeds as not just a place to get your meds but it’s also a place to get all your other services that you’d expect to get. Our customers are very much aligned with how they think about their vet, which is why we really focus on pet telemedicine and connecting with vets through our VetLive service.

So over time, we think differentiation through services is going to be another ability for us to lower churn and provide a more meaningful experience for our customers.

Anthony Lebiedzinski

Got it, yes. Thanks for that.

Then your advertising spending was up 7%. I was just wondering, are you seeing any changes in ad rates, given kind of where the economy is right now? I just wanted to get your thoughts on that.

Matt Hulett

Yes, I’ll take that one, Christine. Anthony, good question.

Yes, when I say, “relatively flat,” obviously, there was a little bit of an increase. No, largely the fluctuations that we’ve seen are how we get incented from our supplier partners, which adds some variance, so we feel like overall, from what we see inside our marketing spend, that we’ve been relatively flat. There can be some variances based on the amount of discounts that flow through the P&L from our supplier partners, but overall, when we look at the industry, whether it’s CPCs or CPMs, we’re not seeing a lot of fluctuation in price right now. That can change, and it has changed significantly quarter-over-quarter, based usually on the macro-environment, but it has somewhat stabilized in terms of our customer acquisition costs and we’re not super-concerned about that.

Anthony Lebiedzinski

Got it. Okay, well, thank you, and best of luck.

Matt Hulett

Thanks, Anthony, for your questions.

Operator

There are no further questions in the queue. I’d like to hand the call back to Management for closing remarks.

Matt Hulett

Thank you for joining our call today. I’m confident that the future we envision for PetMeds, along with the foundation that we’ve been laying, will meet the market opportunity in unique and innovative ways and will lead to improved operating results and increased shareholder value. PetMeds’ brand, expertise, and reputation are unparalleled. We have greatly accelerated our operating roadmap and we look forward to sharing our progress in positively changing the lives of our pet parents and pets. Thank you for your continued support.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time. Have a wonderful day.